EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2015 Results

MITCHEL FIELD, N.Y., Sept. 10, 2014 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the first quarter of fiscal 2015, which ended July 31, 2014, of $19.7 million, an increase of 17% over the $16.8 million of revenues recorded in the same quarter of fiscal 2014. The Company recorded operating profit of $928,000 for the quarter ended July 31, 2014, compared to $963,000 in the first quarter of fiscal 2014. Net income for the first quarter of fiscal 2015 was $719,000 or $0.08 per diluted share compared to $676,000 or $0.08 per diluted share for the first quarter of the prior year.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin said: "This past first quarter of fiscal 2015 our satellite business continued its substantial growth year-over-year. Non-space revenues declined at Gillam-FEI, FEI-Zyfer and FEI-Elcom. In the case of FEI-Zyfer and FEI-Elcom these declines are due to order delays stemming from the ongoing U.S. Government budget sequestration. These lower revenues reduced consolidated profitability for the quarter. FEI-Asia has begun contributing to operating profit through third party sales. FEI-Zyfer, as of today, has its highest backlog in recent years and is addressing Frequency's major opportunity in secure communications. FEI-Elcom is continuing its engineering support for Frequency's next generation satellite payload products and Gillam-FEI has developed and built key automatic test equipment to support greater production throughput at FEI-NY. To address our challenge of increasing capacity we added skilled, NASA-qualified employees and are training additional personnel to meet the rigorous requirements of high reliability manufacturing standards for space. Looking ahead to our full fiscal 2015, based on funded backlog and a high level of outstanding proposals, we expect increased profitability on higher revenues and a very successful year."

Selected Fiscal 2015 Financial Metrics and Other Items

  Revenues from commercial and U.S. Government satellite payload programs accounted for nearly two-thirds of consolidated revenues, comparable to the previous fiscal quarter and up from approximately one-half of revenues in last year's first quarter.
  Sales for U.S. Government/DOD, non-space end-use accounted for less than 10% of consolidated revenues compared to more than 20% of revenues for the same quarter of last year. We anticipate sales to rise to prior levels during the balance of the year subject to U.S. Government budget constraints.
  Funded backlog at July 31, 2014 increased to approximately $57 million. Present backlog includes additional funding for the FEI-Zyfer segment under a U.S. Government initiative to protect secure communications from jamming and spoofing of GPS and other synchronization systems.
  During the first quarter billed receivables nearly doubled from year-end as the Company met contractual and production milestones. This will generate substantial positive cash flow in the next and subsequent fiscal quarters.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, September 10, 2014, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 15, 2014. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13590763.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries Condensed Consolidated Statement of Operations

	Quarter Ended
	July 31,
	2014	2013
	(unaudited)
	(in thousands except per share data)

Net Revenues	$ 19,740	$ 16,827
Cost of Revenues	14,075	10,561
Gross Margin	5,665	6,266
Selling and Administrative	3,498	3,560
Research and Development	1,239	1,743
Operating Profit	928	963
Interest and Other, Net	381	93
Income before Income Taxes	1,309	1,056
Income Tax Provision	590	380
Net Income	$ 719	$ 676

Net Income per Share:
Basic	$ 0.08	$ 0.08
Diluted	$ 0.08	$ 0.08
Average Shares Outstanding
Basic	8,579	8,490
Diluted	8,857	8,726

Frequency Electronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2014	2014
	(in thousands)
ASSETS
Cash & Marketable Securities	$ 19,754	$ 23,728
Accounts Receivable	14,720	7,741
Costs and Estimated Earnings in Excess of Billings, net	10,447	10,439
Inventories	42,806	41,227
Other Current Assets	4,362	4,727
Property, Plant & Equipment	11,998	11,240
Other Assets	20,461	20,359
	$ 124,548	$ 119,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$ 11,035	$ 9,697
Long-term debt	12,400	10,100
Other Long-term Obligations	11,330	11,318
Stockholders' Equity	89,783	88,346
	$ 124,548	$ 119,461
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com